Exhibit 99.1

Cadence Financial Corporation Receives Preliminary Approval to Issue Senior Preferred Shares to U.S. Treasury under Capital Purchase Program

Shareholders to Meet to Approve Issuance of Preferred Shares

STARKVILLE, Miss.--(BUSINESS WIRE)--December 11, 2008--Cadence Financial Corporation (NASDAQ: CADE) announced today that it received preliminary approval from the U. S. Treasury Department to participate in its Capital Purchase Program. This program, which provides for the sale of senior preferred shares to the U. S. Treasury, is available to healthy banks of all sizes throughout the country on a voluntary basis. Participation has been encouraged by the Treasury as a means of supplying banks with funds to assist in providing additional credit to various segments of the economy. Cadence shareholders will meet on December 18, 2008, to vote on an amendment to the company’s Articles of Incorporation which would authorize the issuance of preferred stock by the company. Cadence’s Board of Directors has recommended a YES vote for the proposal.

Under the voluntary program, Cadence has indicated its intentions to issue up to $44 million, or 3% of its risk weighted assets, in senior preferred shares. These shares will be non-voting, pay a cumulative annual dividend of 5% for the first five years, and reset at an annual rate of 9% following the fifth year. In conjunction with the senior preferred shares, Cadence will also issue to the Treasury 10-year warrants to purchase common stock with an aggregate market value of 15% of the senior preferred stock investment. The U. S. Treasury has indicated its desire to conclude the transaction by December 31, 2008, subject to execution of all required documents.

The proceeds from the sale of the senior preferred shares qualify as Tier One equity capital for the company. The shares are callable by Cadence Financial Corporation after the third year, and Cadence may call them during the first three years with proceeds coming from newly issued Tier One equity capital in an amount not less than one-fourth of the $44 million.

Lewis F. Mallory, Jr., Chairman and Chief Executive Officer of Cadence Financial Corporation, stated, “Our Board of Directors believe our participation in the Capital Purchase Program is a prudent decision for Cadence based on the terms of the deal and ability to raise Tier One capital at a time when traditional capital markets are essentially closed to banks. Proceeds from the preferred share issuance will further strengthen Cadence’s capital and provide additional funds to service loan demand which should improve when the economy turns up.”

About Cadence Financial Corporation

Cadence Financial Corporation is a $2.0 billion financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee, Alabama, Florida and Georgia. Cadence’s stock is listed on the NASDAQ Global Select Market under the symbol CADE.

Forward-Looking Statements

This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed with the Securities and Exchange Commission. Cadence Financial Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

CONTACT:
Cadence Financial Corporation
Richard T. Haston, 662-324-4258